Exhibit 99.1

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. ANNOUNCES

CLOSING OF REAL ESTATE TRANSACTION

HONOLULU, HAWAII, June 7, 2006 -- Barnwell Industries, Inc., (ASE-BRN) (“Barnwell” or the “Company”) announced today that Kaupulehu Developments, Barnwell’s 78% owned real estate development partnership, has closed a real estate transaction with WB KD Acquisition II, LLC (“WBKD”), an affiliate of Westbrook Partners, LLC, developers of Kuki'o Resort and other mainland projects, for the development of the Increment II portion of the approximately 870 leasehold acre Lot 4(a) area located at Kaupulehu, North Kona, Hawaii. Kaupulehu Developments received $10,000,000 from WBKD pursuant to this transaction and will receive a percentage to be determined in the future of the sales prices of residential lots within Increment II when sold.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “While the developers of Lot 4(a) had several more years to conclude a development deal for Increment II, this real estate transaction enables them to move forward on their development plans for the remainder of Lot 4(a) now, as sales from the Increment I portion of Lot 4(a) are proceeding. Kaupulehu Developments will have long term interests in this project and the area for many years to come.”

The information contained in this press release contains “forward-looking statements”, which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.